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                                                                    EXHIBIT 2(A)

American
  |General
  |Life Companies
2929 Allen Parkway (a40-04), Houston, Texas 77019

                                              Pauletta P. Cohn
                                              Associate General Counsel
                                              Direct Line (713) 831-8471
                                              Fax  (713) 831-1106
                                              E-mail: pcohn@aglife.com

                               November 5, 1999


The United States Life Insurance Company
  in the City of New York
125 maiden lane
New York, NY   10038

Dear Ladies and Gentlemen:

As Associate General Counsel of American General Life Companies, I have acted as counsel to The United States Life Insurance Company in the City of New York (the "Company") in connection with the filing of Pre-effective Amendment No. 1 to Registration Statement on Form s-6, File Nos. 333-79471 and 811-09359 ("Registration Statement") of Separate Account USL VL-R ("Separate Account USL VL-R") of the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended. The Registration Statement relates to a proposed issuance of an indefinite number of units of interest in Separate Account USL VL-R ("Units") funding Platinum Investor (policy form No. 97600N) flexible premium variable life insurance policies issued by the Company ("Policies"). Net premiums received under the policies are allocated by the company to separate account usl vl-r to the extent directed by owners of the policies. net premiums under other variable life insurance policies or policies that may be issued by the company may also be allocated to Separate Account USL VL-R. The Policies are designed to provide retirement protection and are to be offered in the manner described in the prospectus and the prospectus supplements included in the Registration Statement. The Policies will be sold only in jurisdictions authoriziing such sales.

In connection with rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the corporate records of the Company and all such other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein and have assumed that prior to the issuance or sale of any Policies the Registration Statement, as finally amended, will be effective.
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The United States Life Insurance Company
  in the City of New York
November 5, 1999
Page 2

Based on and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of New York.

2. Separate Account USL VL-R was duly established and is maintained by the Company pursuant to the laws of the State of New York, under which income, gains and losses, whether or not realized, from assets allocated to Separate Account USL VL-R, are, in accordance with the policies, credited to or charged against Separate Account USL VL-R without regard to other income, gains or losses of the Company.

3. Assets allocated to Separate Account USL VL-R will be owned by the Company. The Company is not a trustee with respect thereto. The Policies provide that the portion of the assets of Separate Account USL VL-R equal to the reserves and other Policy liabilities with respect to Separate Account USL VL-R will not be chargeable with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer assets of Separate Account USL VL-R in excess of such reserves and other Policy liabilities to the general account of the Company.

3. When issued and sold as described above, the Policies (including any Units duly credited thereunder) will be duly authorized and will constitute validly issued and binding obligations of the Company in accordance with their terms.

I am admitted to the bar in the State of Texas, and I do not express any opinion as to the laws of any other jurisprudence.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5), Regulation S-K of the 1933 Act and i hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Sincerely,


                                    /S/ PAULETTA P. COHN
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